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                                                                 EXHIBIT 6.12.1


                                    MORTGAGE

        THIS MORTGAGE (the "Mortgage"), dated as of August 25, 1999 ("Effective Date"), by MIRACOM CORPORATION, a Nevada corporation, authorized to do business in the State of Florida (the "Mortgagor"), to EUGENE W. GRAMZOW, TRUSTEE FOR THE EUGENE W. GRAMZOW REVOCABLE TRUST DATED FEBRUARY 3, 1998 (the "Mortgagee").

                              W I T N E S S E T H:

        That for good and valuable consideration, and also in consideration of the aggregate sum named in the Mortgage Note of even date herewith, hereinafter described, the Mortgagor hereby grants, bargains, sells, aliens, remises, conveys and confirms unto the Mortgagee, all that certain land of which the Mortgagor is now seized and in possession situate in Seminole County, Florida, more particularly described on Exhibit "A" attached hereto and incorporated herein by reference (the "Land"):

        TOGETHER WITH the following, whether now owned or hereafter acquired by
Mortgagor: (a) all improvements now or hereafter attached to or placed, erected, constructed or developed on the Land (the "Improvements"); (b) all fixtures (the "Fixtures") now or hereafter attached to or used in or about the Improvements, or which Fixtures are or may be used in or related to the operation of the Land and the Improvements, if any; (c) all permits, licenses, approvals and vested rights, sewer rights, water and water rights, timber, crops, mineral interests, development rights, franchises, certificates, and all other rights obtained in connection with the Land, the Improvements or the Fixtures; (d) all plans and specifications for Improvements; (e) all proceeds arising from the sale, lease or other disposition of the Land, the Improvements or the Fixtures; (f) all proceeds from the taking of any of the Land, the Improvements, the Fixtures or




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any rights appurtenant thereto by right of eminent domain or by private or other purchase in lieu thereof; (g) all right, title and interest of Mortgagor in and to all streets, roads, public places, easements and rights-of-way, existing or proposed, public or private, adjacent to or used in connection with the Land; (h) any leases, rents, profits, revenues or other benefits of the Land, the Improvements or the Fixtures, (i) all rights, hereditaments and appurtenances pertaining to the foregoing; and (j) all renewals of or replacements or substitutions for any of the foregoing. The above-described property is collectively referred to herein as the "Mortgaged Property".

        TO HAVE AND TO HOLD the Mortgaged Property, together with the rights, privileges and appurtenances thereto belonging, unto Mortgagee, and its successors and assigns, forever, and Mortgagor hereby binds itself and its successors and assigns to warrant and forever defend the Mortgaged Property unto Mortgagee, and its successors and assigns, against the claims of all persons claiming or to claim the same or any part thereof.


                                   ARTICLE I
                                  INDEBTEDNESS

        This Mortgage is given to secure the indebtedness evidenced by the Promissory Note ("the Note") of even date herewith in the original principal amount of THIRTY THOUSAND AND NO/100 DOLLARS ($30,000.00), executed by Mortgagor, payable to the order of Mortgagee, and bearing interest and being payable as set forth therein, and all extensions, modifications, increases, and renewals thereof made from time to time. The obligations herein described are hereinafter collectively called the "Indebtedness." All payments on the Indebtedness shall be payable at the address of Mortgagee as set forth below.


                                   ARTICLE II

                     REPRESENTATIONS, WARRANTIES, COVENANTS
                          AND AGREEMENTS OF MORTGAGOR

        Mortgagor does hereby covenant, warrant and represent to and agree with Mortgagee as follows:

        2.1 Title to Mortgaged Property. Except for those certain items listed and described on Exhibit "B" attached hereto and by this reference made a part hereof (collectively, the "Permitted Exceptions"), Mortgagor has good and indefeasible title to the Land and the Improvements, and good and marketable title to the Fixtures, free and clear of any liens, charges, encumbrances, security interests, and adverse claims whatsoever.

        2.2 Taxes and Assessments. Mortgagor shall pay all taxes and assessments against or affecting the Mortgaged property as the same become due and payable.




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        2.3 Insurance. Mortgagor shall keep the Mortgaged Property insured against loss or damage by fire, and such other risks as Mortgagee in its reasonable discretion may require. The policy or policies of such insurance shall be in the form in general use from time to time in the locality in which the Mortgaged Property is situated, shall be in such amount as Mortgagee may reasonably require, shall be issued by a company or companies reasonably approved by Mortgagee, and shall contain a standard mortgagee clause with loss payable to Mortgagee.


                                  ARTICLE III
                                 MISCELLANEOUS

        3.1 Attorneys' Fees. In the event of a dispute regarding, arising out of, or in connection with the breach, enforcement, or interpretation of this Mortgage and the Indebtedness (regardless of whether legal proceedings are instituted), the prevailing party shall recover all costs and reasonable attorneys' fees incurred in connection therewith, including without limitation at the pre-trial, trial and appellate levels, and any costs of collection.

        3.2 Release of Lien. If Mortgagor shall perform each and every one of the covenants and agreements contained in the Note and in this Mortgage, then this conveyance shall become null and void and shall be released by Mortgagee.

        3.3 Successors and Assigns. The covenants herein contained shall bind, and the benefits and advantages shall inure to, the respective successors and assigns of the parties.

        3.4 Severability. If any provision of this Mortgage is held to be illegal, invalid, or unenforceable under present or future laws effective while this Mortgage is in effect, the legality, validity and enforceability of the remaining provisions of this Mortgage shall not be affected thereby.

        3.5 Notice. Any notice, demand or other instrument authorized or required by this Mortgage or the Note to be served on or given to Mortgagor or Mortgagee shall be served on or given to Mortgagor and Stonestreet Investments, Inc. at the address indicated below:

        If to Mortgagee:            Eugene W. Gramzow, Trustee for the
                                    Eugene W. Gramzow Revocable Trust,
                                    Dated February 3, 1998
                                    c/o Advanced Investment Corp.
                                    321 Good Pasture Island Road
                                    Eugene, Oregon 97401
                                    Attn.: Mike Welt
                                    Facsimile No.: (541) 349-2498

        If to Mortgagor:            Miracom Corporation
                                    1180 Spring Centre South Boulevard




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                                    Suite 310
                                    Altamonte Springs, Florida  32714
                                    Attn:  David McComas, President
                                    Facsimile No.: (407) 772-8738

        With a copy to:             Greenberg Traurig, P.A.
                                    111 North Orange Avenue, Suite 2050
                                    Orlando, Florida 32801
                                    Attn.: Sandra C. Gordon, Esquire
                                    Facsimile No.:  (407) 420-5909

        With a copy to:             Stonestreet Investments, Inc.
                                    298 Lake Markham Road
                                    Sanford, Florida 32771
                                    Attn:  Michael Fouts, President
                                    Facsimile No.: (407) 772-8738

or at such address as may be furnished from time to time by written notice conforming herewith.


                                   ARTICLE IV
                               EVENTS OF DEFAULT

        Each and every one of the following shall constitute an "Event of Default":

        4.1 Failure to Pay Indebtedness. Any of the Indebtedness is not paid when due by Mortgagor, and remains unpaid after lapse of the curative period provided in the Note.

        4.2 Nonperformance of Covenants. Any other term or covenant in the Note or this Mortgage is not fully performed, or any other event of default occurs thereunder or hereunder, for a period of thirty (30) days after receipt by Mortgagor of written notice from Mortgagee.


                                   ARTICLE V
                                   REMEDIES

        5.1 Acceleration. After an Event of Default, Mortgagee may declare the entire unpaid balance of the Note immediately due and payable without notice.

        5.2 Receiver or Foreclosure. After an Event of Default, Mortgagee may apply to any court of competent jurisdiction for the appointment of a receiver or similar official to manage and operate the Mortgaged Property, or any part thereof, and to apply the net rents and profits therefrom to the payment of the interest and/or principal of the Note and/or any other obligations of Mortgagor to Mortgagee hereunder. After an Event of Default, Mortgagee shall also have the right to foreclose this Mortgage and in case of sale in an action or proceeding to foreclose this




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Mortgage, Mortgagee shall have the right to sell the Mortgaged Property covered hereby in parts or as an entirety.


                                   ARTICLE VI
                                 RIGHT TO CURE

        Stonestreet Investments, Inc. hereby warrants and represents that it has benefited by Mortgagee's loan to Mortgagor, which loan is evidenced by the Note which has been executed by Mortgagor. Consequently, upon the default of Mortgagor, Stonestreet Investments, Inc. shall have the right, but is under no obligation, to make payments on the Indebtedness when due and perform all of Mortgagor's covenants, obligations and liabilities under the Note and this Mortgage.

        IN WITNESS WHEREOF, Mortgagor has executed this Mortgage and Security Agreement as of the date first above written.

Signed, sealed and delivered
in the presence of:                                MORTGAGOR:

                                                   MIRACOM CORPORATION,
                                                   a Nevada corporation

/s/ Claire E. Randle                               By: /s/ Shawn Lucas
----------------------------                           ---------------------
Print Name: Claire E. Randle                       Name: Shawn Lucas
                                                   Title: President and CEO
/s/ Diane Pecora                                   (Corporate Seal)
------------------------
Print Name: Diane Pecora




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STATE OF FLORIDA
COUNTY OF SEMINOLE

        The foregoing Mortgage was acknowledged before me this 19th day of August, 1999, by SHAWN LUCAS, as President and CEO of Miracom Corporation. He is personally known to me or has produced driver's license as identification.



                                            /s/  Deserre A. Rivera
                                            -------------------------------
                                            NOTARY PUBLIC
                                            Print Name: Deserre A. Rivera
                                            My Commission Expires: 7-21-2001
























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                                  EXHIBIT "A"

                         LEGAL DESCRIPTION OF THE LAND


PARCEL A:

Lot 1 (less the South 37.65 feet) and the East 2.97 feet of Lot 2 (less the South 37.65 feet), Block 3, Tier 3, FLORIDA LAND AND COLONIZATION COMPANY LIMITED, E. R. TRAFFORD'S MAP OF THE TOWN OF SANFORD, according to the Plat thereof as recorded in Plat Book 1, Pages 56 through 64, of the Public Records of Seminole County, Florida.



PARCEL B:

Lot 4, Block 4, Tier 3, FLORIDA LAND AND COLONIZATION COMPANY LIMITED, E. R. TRAFFORD'S MAP OF THE TOWN OF SANFORD, according to the Plat thereof as recorded in Plat Book 1, Pages 56 through 64, of the Public Records of Seminole County, Florida.

















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                                  EXHIBIT "B"

                              PERMITTED EXCEPTIONS


As to Parcels A and B:

1.      General taxes for the year 1999 and thereafter, not yet due and payable.

2. All matters as shown on the Plat of said Subdivision of FLORIDA LAND AND COLONIZATION COMPANY LIMITED, E. R. TRAFFORD'S MAP OF THE TOWN OF SANFORD, according to the Plat thereof as recorded in Plat Book 1, Pages 56 through 64, of the Public Records of Seminole County, Florida.

3. A Mortgage, dated May 6, 1999, executed and delivered by Miracom Corporation, a Nevada corporation, as Mortgagor, in favor of Eugene W. Gramzow, Trustee for the Eugene W. Gramzow Revocable Trust, dated February 3, 1998, as Mortgagee, given to secure payment of a promissory note in the original principal amount of $350,000.00.


As to Parcel B only:

1. Mortgage executed by StoneStreet Investments, Inc., a Florida corporation in favor of Louis J. Venturello and Colleen E. Venturello, Husband and Wife, dated February 15, 1999 and filed for record February 19, 1999 in Official Records Book 3595, Page 1198, of the Public Records of Seminole County, Florida in the original principal sum of $20,500.00.

2. Right of Way Agreement to the City of Sanford, a Florida Municipal Corp., recorded in Official Records Book 3008, Page 1253, of the Public Records of Seminole County, Florida.























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